UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Capital Senior Living Corporation

(Exact name of registrant as specified in its charter)

Delaware	75-2678809
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Capital Senior Living Corporation (the “Company”) hereby amends its registration statement on Form 8-A, which the Company filed with the Securities and Exchange Commission on February 26, 2010, as follows:

Item 1. Description of Registrant’s Securities to be Registered.

On March 5, 2013, the Company entered into an amendment (the “Amendment”) with Computershare Shareowner Services LLC, formerly known as Mellon Investor Services LLC (the “Rights Agent”), to the Rights Agreement, dated as of February 25, 2010 (the “Rights Agreement”), between the Company and the Rights Agent. Pursuant to the Amendment, the expiration date for the preferred stock purchase rights (the “Rights”) previously authorized and declared by the Company’s Board of Directors (the “Board”) in connection the Rights Agreement has been extended until the close of business on the earlier of (i) March 5, 2016 or (ii) March 5, 2014 if and only if the Company’s stockholders do not approve the Amendment prior to such date. In addition, the Amendment changes the purchase price for each one one-thousandth of one share of the Company’s Series A Junior Participating Preferred Stock pursuant to the exercise of a Right from $22.00 to $72.00, subject to adjustment. The Amendment also makes certain changes to the qualified offer provision of the Rights Agreement, which include (y) clarifying that a qualified offer may be subject to a condition based upon the occurrence of a material adverse effect and (z) shortening the timeframes pursuant to which (1) stockholders representing at least 10% of the Company’s common stock may request that the Board call a special meeting of stockholders to exempt the qualified offer from the Rights Agreement and (2) the Board must then call and hold such a special meeting. Other than as set forth above, no substantive changes were made to the Rights Agreement.

The Board has resolved that the Amendment be submitted to a vote of the Company’s stockholders at the Company’s 2013 annual meeting, with the outcome of such stockholder vote to have the effects specified in the Rights Agreement, as amended.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, copies of which are filed herewith as Exhibits 4.1 and 4.2, respectively, and each of which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of February 25, 2010, between Capital Senior Living Corporation and Mellon Investor Services LLC, now known as Computershare Shareowner Services LLC, including all exhibits thereto (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 26, 2010).

4.2	First Amendment to Rights Agreement, dated as of March 5, 2013, between Capital Senior Living Corporation and Computershare Shareowner Services LLC, formerly known as Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 8, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Capital Senior Living Corporation

By:	/s/ Ralph A. Beattie
Name: Ralph A. Beattie
Title: Executive Vice President and Chief Financial Officer

Date: March 8, 2013

EXHIBIT INDEX

Exhibit No.	Description
4.1	Rights Agreement, dated as of February 25, 2010, between Capital Senior Living Corporation and Mellon Investor Services LLC, now known as Computershare Shareowner Services LLC, including all exhibits thereto (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 26, 2010).

4.2	First Amendment to Rights Agreement, dated as of March 5, 2013, between Capital Senior Living Corporation and Computershare Shareowner Services LLC, formerly known as Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on March 8, 2013).

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